Exhibit 3.2
                                                                     -----------

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                         In accordance with Section 242.

Emerging Gamma Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:
FIRST: That at a meeting of the Board of Directors of Emerging Gamma Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

         FOURTH: The total number of shares of stock that the corporation shall have authority to issue is 20,000,000 shares of Common Stock at $1.00 par value each and 500,000 shares of Preferred Stock at $1.00 par value each.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Board of Directors has caused this certificate to be signed by Jerry W. Jarrell, an Authorized Officer, this 3rd day of April, AD 2006.


SIGNED: ________________________________

NAME: Jerry W. Jarrell
TITLE: Director and Chief Financial Officer